Exhibit 10.17

Pish Posh Baby
320 Cross St

Lakewood, NJ 08701

July 24, 2014

SGI Group

Abe Sova Manager

Dear Abe:

Here's the promised summary of what we have agreed upon regarding the inventory investment.

SGI Group will purchase inventory that is recommended and sourced by Pish Posh. Pish Posh will purchase inventory directly from SGI for a 3%-6% increase in price. The details of agreement are the following:

●	Pishposh will cover the costs of, inbound freight, warehousing and fulfillment.

●	All inventory that we sell within 3 months of purchase will be a 3% fee, after 3 months will be a 6% fee . At the sole option of SGI, they have the irrevocable right at their sole discretion to sell any remaining inventory from their purchases back to Pishposh at SGI cost with the respective mark up included.

●	SGI allows Pishposh to bring in more inventories then sold to help the efficiency and allows us to place orders weekly rather than daily.

●	Pishposh will keep a log of sales and inventory on hand and will be making weekly payments based on the log and sales report.

●	At end of run we will go through log and make sure everything is aligned properly.

Sincerely,

/s/ Abe Sova
SGI Group By Abe Sova Manager

/s/ Eli Nojovitz
Eli Nojovitz COO